EXHIBIT 99.2

Amphenol	News Release

World Headquarters

358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Executive Vice President and
Chief Financial Officer
203/265-8630
www.amphenol.com

AMPHENOL CORPORATION ANNOUNCES INCREASE IN SIZE OF BOARD OF DIRECTORS AND

THE APPOINTMENT OF DAVID P. FALCK

TO BOARD OF DIRECTORS

Wallingford, Connecticut, January 24, 2013.  Amphenol Corporation today announced an increase in the size of the Company’s Board of Directors from eight to nine members, and the appointment of David P. Falck to the Board.  Mr. Falck, age 59, currently serves as Executive Vice President and General Counsel of Pinnacle West Capital Corporation and its primary subsidiary, Arizona Public Service Company.  Prior to joining Pinnacle West in 2009, Mr. Falck was Senior Vice President – Law for Public Service Enterprise Group and prior to that he was a partner with the law firm of Pillsbury Winthrop Shaw Pittman LLP until 2007, where his practice concentrated in mergers and acquisitions, financing and strategic advice for a wide range of domestic and foreign clients including the Company.  He will stand for election in May at the 2013 Annual Meeting of Stockholders.

Amphenol Chairman, Martin H. Loeffler, stated “We are very pleased that David Falck has agreed to join the Company’s Board of Directors.  David has tremendous experience in a wide variety of industries, in addition to a depth of corporate legal expertise that will provide an excellent complement to the experience of our other Board members.  In addition, I believe his advice and counsel will be invaluable to Amphenol management as the Company continues to strive for industry-leading growth and profitability to create value for shareholders.”

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems.  Amphenol products are engineered and manufactured in the Americas, Europe, Asia and Africa and sold by a worldwide sales and marketing organization.  Amphenol has a diversified presence as a leader in high growth areas of the interconnect market including: Military, Commercial Aerospace, Automotive, Broadband Communications, Industrial, Telecommunications and Data Communications, Wireless Devices and Wireless Infrastructure.